UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: February 20, 2008

STUDIO II PRODUCTIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	0-50000	65-0664963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 110310 Naples Florida 34108-0106
(Address of principal executive offices)

Registrant’s telephone number, including area code: (239) 598-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGE IN CONTROL OF REGISTRANT

On February 20, 2008, pursuant to the terms of a stock purchase agreement by and between Cheung Ming (“Buyer”) and Mid-Continental Securities Corp., as agent for certain individual stockholders (“Seller”), Buyer purchased from Seller a total of 6,631,000 shares of common stock (the “Shares”) in Studio II Productions, Inc. (the “Registrant” or the “Company”).  The Shares purchased by Buyer represent approximately 88.52% of the total number of issued and outstanding shares of common stock of the Registrant.  As a result of the share purchase, Buyer acquired voting control of the Registrant.  The amount of consideration for the purchase of the Shares was US $200,000.  For the acquisition of the Shares, Buyer used his own capital, as well as funds supplied by Mid-Continental Securities Corp.

ITEM 5.02 DEPRARTURES OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

In conjunction with the share purchase transaction between Buyer and Seller, on February 20, 2008, James Charles resigned from his position as a director of the Registrant, and Dominick Pope resigned as the president and chief financial officer of the Registrant.  Neither Mr. Charles, nor Mr. Pope’s resignations were due to disagreements with the Company.

On February 20, 2008, the board of directors of the Registrant appointed Mr. Cheung Ming as the president, chief financial officer, and a director of the Registrant to fill the vacancies created Mr. Charles and Mr. Pope’s resignations.  Mr. Cheung Ming does not have any employment agreements with the Registrant.

Mr. Cheung Ming is 48 years old.  In addition to his work with the Registrant, Mr. Cheung Ming also serves as the Chief Executive Officer of Hengli & Liqi Furniture, a Hong Kong corporation that specializes in furniture production.  Mr. Cheung Ming has worked with Hengli & Liqi Furniture since early 2007.  As the Chief Executive Officer of Hengli & Liqi Furniture, Mr. Cheung Ming is responsible for the overall business development of the company.  Prior to joining Hengli & Liqi Furniture, Mr. Cheung Ming served as a chief executive officer of a Hong Kong based retail company.  Mr. Cheung Ming has 24 years of experience in the area of retail business.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit 10.1 Stock Purchase Agreement, dated February 20, 2008, by and between Cheung Ming and Mid-Continental Securities Corp., as agent for certain stockholders.*

*Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO II PRODUCTIONS, INC.

Date: February 25, 2008

/s/ Dominick Pope

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By:  Dominick Pope, Director